June 2007	Filed pursuant to Rule 433 dated June 14, 2007
Relating to Preliminary Prospectus Supplement dated June 13, 2007 to Registration Statement No. 333-131266

Structured Investments
Opportunities in Equities
Outperformance Call Warrants Expiring June 22, 2009
Based on the Performance of the S&P 500® Index Over the Russell 2000® Index
Outperformance Call Warrants provide the opportunity to gain leveraged exposure to the outperformance, if any, of one index relative to another. They are for investors who are willing to forgo interest payments as well as accept the risk of loss of their investment in exchange for the opportunity to gain leveraged returns when the warrants are automatically exercised on the specified expiration date. The warrants are not principal protected and, if there is no outperformance, investors will lose their entire initial investment.

S U M M AR Y T E R M S
Issuer:	Morgan Stanley
Purchase price:	$8.25 to $8.75 per warrant
Expiration date:	June 22, 2009, subject to postponement
Pricing date:	June , 2007
Closing date:	June , 2007 (5 business days after the pricing date)
Settlement date:	June 29, 2009
Warrant type:	Call warrants
SPX Index:	S&P 500® Index
RTY Index:	Russell 2000® Index
Exercise of warrants:	The warrants will be automatically exercised on the expiration date. The warrants may not be exercised by either you or us prior to the expiration date.
Settlement:	We will deliver any cash settlement amount due to you on the settlement date.
Cash settlement amount:	The greater of (a) $0 and (b) the outperformance amount.
Outperformance amount:	The product of (a) the notional amount and (b) the outperformance return. If the SPX Index fails to outperform the RTY Index, the outperformance amount will be zero.
Outperformance return:	The SPX Index return less the RTY Index return
Notional amount:	$100
SPX Index return:
SPX Index final value – SPX Index initial value               SPX Index initial value

RTY Index return:
RTY Index final value – RTY Index initial value                RTY Index initial value

SPX Index initial value:	The closing value of the SPX Index as reported on Bloomberg under ticker symbol “SPX” on the pricing date
SPX Index final value:	The closing value of the SPX Index as reported on Bloomberg under ticker symbol “SPX” on the expiration date, subject to postponement for market disruption events
RTY Index initial value:	The closing value of the RTY Index as reported on Bloomberg under ticker symbol “RTY” on the pricing date.
RTY Index final value:	The closing value of the RTY Index as reported on Bloomberg under ticker symbol “RTY” on the expiration date, subject to postponement for market disruption events
CUSIP:	617475553
Listing:	The warrants will not be listed on any securities exchange.
Account requirement:	You must have an options-approved brokerage account in order to purchase the warrants.
Agent:	Morgan Stanley & Co. Incorporated
Commissions and issue price:		Price to Public	Agent’s Commissions	Proceeds to Company
	Per warrant:	$	$	$
Total:
(1) For additional information, see “Plan of Distribution” in the accompanying preliminary prospectus supplement.

YOU SHOULD READ THIS DOCUMENT TOGETHER WITH THE PRELIMINARY PROSPECTUS SUPPLEMENT AND THE RELATED PROSPECTUS, EACH OF WHICH CAN BE ACCESSED VIA THE HYPERLINKS BELOW, BEFORE YOU DECIDE TO INVEST.

Preliminary Prospectus Supplement dated June 13, 2007	Prospectus dated January 25, 2006

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.

Outperformance Call Warrants Expiring June 22, 2009
Based on the Performance of the S&P 500® Index
Over the Russell 2000® Index

Investment Overview

Outperformance Call Warrants

The Outperformance Call Warrants will be automatically exercisable on the expiration date for a cash settlement amount based on the outperformance, if any, of the SPX Index over the RTY Index, regardless of the indices’ absolute performance. In exchange for a purchase price of $8.25 to $8.75, if the SPX Index outperforms the RTY Index, you will receive a leveraged return based on the difference between the percentage performance of the SPX Index and the percentage performance of the RTY Index, multiplied by a $100 notional amount (rather than the purchase price of $8.25 to $8.75) . The warrants are not principal protected. If the SPX Index fails to outperform the RTY Index, the warrants will not pay anything and you will lose your entire initial investment. If the SPX Index outperforms the RTY Index by less than 8.25% to 8.75%, you will lose money on your initial investment.

Index Overview

SPX Index

The SPX Index, which is calculated, maintained and published by Standard & Poor’s® Corporation, consists of 500 component stocks selected to provide a performance benchmark for the U.S. equity markets. The calculation of the SPX Index is based on the relative value of the float adjusted aggregate market capitalization of the 500 component companies as of a particular time as compared to the aggregate average market capitalization of the 500 similar companies during the base period of the years 1941 through 1943.

RTY Index

The RTY Index, which is calculated, maintained and published by the Frank Russell Company, is a capitalization weighted index designed to track the performance of the small capitalization segment of the U.S. equity market. The RTY Index measures the composite price performance of the smallest 2,000 companies (incorporated in the U.S. and its territories) included in the Russell 3000® Index and represents a small portion of the total market capitalization of the Russell 3000® Index. The Russell 3000® Index is composed of the 3,000 largest U.S. companies as determined by market capitalization and represents approximately 98% of the U.S. equity market.

Information as of market close on June 12, 2007:

SPX Index		RTY Index

Ticker:	SPX	Ticker:	RTY
Current Index Closing Price:	1,493.00	Current Index Closing Price:	821.72
52 Week High Index Closing Value:	1,539.18	52 Week High Index Closing Value:	855.09
52 Week Low Index Closing Value:	1,223.69	52 Week Low Index Closing Value:	671.94

SPX Index and RTY Index Historical Percentage Performance from January 1, 2002 to June 12, 2007

June 2007	Page 2

Outperformance Call Warrants Expiring June 22, 2009
Based on the Performance of the S&P 500® Index
Over the Russell 2000® Index

Key Investment Rationale

For investors who believe U.S. large capitalization stocks will outperform U.S. small capitalization stocks over the 24 month term of the warrants, these Outperformance Call Warrants provide the ability to gain leveraged exposure to the outperformance, if any, of the SPX Index over the RTY Index as of the expiration date. By investing the purchase price of $8.25 to $8.75, if the SPX Index outperforms the RTY Index, the investment will return an amount based on the difference between the percentage performances of the two indices multiplied by a $100 notional amount, rather than the purchase price. This greatly increases your return on your investment to the extent the SPX Index outperforms the RTY Index. The warrants are not principal protected. If the SPX Index fails to outperform the RTY Index, you will lose your entire initial investment in the warrants. If the SPX Index outperforms the RTY Index by less than 8.25% to 8.75%, you will lose money on your initial investment.

Access	Provides an opportunity to express an outperformance view on the relative performance of one index over another regardless of each index's absolute performance over the term of the warrants

Best Case Scenario

The SPX Index outperforms the RTY Index by more than 8.25% to 8.75% over the term of the warrants and you receive a return greater than the purchase price based on the difference between the percentage performances of the SPX Index and the RTY Index multiplied by a $100 notional amount.

Worst Case Scenario	The SPX Index fails to outperform the RTY Index and you lose your entire initial investment in the warrants.

Summary of Selected Key Risks (see page 9)

■	Structure Related Risks
o	No guaranteed return of purchase price
o	Cash settlement amount is based on the outperformance of the SPX Index over the RTY Index
o	The warrants are suitable only for investors with options-approved accounts
o	The warrants will be automatically exercised on the expiration date
o	The expiration date may be postponed
o	Index outperformance warrants carry unique risks
o	Investing in the warrants is not equivalent to investing in the SPX Index or the RTY Index Index
■	Related Risks
o	Adjustments to the SPX Index or the RTY Index could adversely affect the value of the warrants
o	You have no shareholder rights
■	Secondary Market Related Risks
o	Market price influenced by many unpredictable factors
o	Secondary trading may be limited
o	Inclusion of commissions and projected profit from hedging in the purchase price is likely to adversely affect secondary market prices
o	Hedging and trading activity could potentially affect the value of the warrants
■	Other Risks
o	Economic interests of the calculation agent and other affiliates may be potentially adverse to investor interests

June 2007	Page 3

Outperformance Call Warrants Expiring June 22, 2009
Based on the Performance of the S&P 500® Index
Over the Russell 2000® Index

Fact Sheet

The warrants offered are senior unsecured obligations of Morgan Stanley, will pay no interest and have the terms described in the preliminary prospectus supplement and the prospectus. On the expiration date, investors will receive for each warrant that the investor holds, a cash settlement amount, if any, based on whether the SPX Index has outperformed the RTY Index over the term of the warrants. If the SPX Index fails to outperform the RTY Index, investors will lose their entire initial investment in the warrants.

Expected Key Dates
Pricing date:	Closing date:	Settlement date:
June , 2007	June , 2007 (5 business days after the pricing date)	June 29, 2009

Key Terms
Issuer:	Morgan Stanley
Purchase price:	$8.25 to $8.75 per warrant
Expiration date:	June 22, 2009
Pricing date:	June , 2007
Closing date:	June , 2007 (5 business days after the pricing date)
Settlement date:	June 29, 2009
Warrant type:	Call warrants
Exercise of warrants:	The warrants will be automatically exercised on the expiration date. The warrants may not be exercised by either you or us prior to the expiration date.
Settlement:	We will deliver any cash settlement amount due to you on the settlement date.
Cash settlement amount:	The greater of (a) $0 and (b) the outperformance amount.
Outperformance amount:	The product of (a) the notional amount and (b) the outperformance return.
Outperformance return:	The SPX Index return less the RTY Index return
Notional amount:	$100
SPX Index return:
SPX Index final value – SPX Index initial value               SPX Index initial value

RTY Index return:
RTY Index final value – RTY Index initial value                RTY Index initial value

SPX Index initial value:	The closing value of the SPX Index as reported on Bloomberg under ticker symbol “SPX” on the pricing date
SPX Index final value:	The closing value of the SPX Index as reported on Bloomberg under ticker symbol “SPX” on the expiration date, subject to postponement for market disruption events and non-index business days as described under “Description of the Warrants – Postponement of Expiration Date” in the preliminary prospectus supplement.
RTY Index initial value:	The closing value of the RTY Index as reported on Bloomberg under ticker symbol “RTY” on the pricing date.
RTY Index final value:	The closing value of the RTY Index as reported on Bloomberg under ticker symbol “RTY” on the expiration date, subject to postponement for market disruption events and non-index business days as described under “Description of the Warrants – Postponement of Expiration Date” in the preliminary prospectus supplement.
Risk factors :	Please see “Risk Factors” on page 9.

June 2007	Page 4

Outperformance Call Warrants Expiring June 22, 2009
Based on the Performance of the S&P 500® Index
Over the Russell 2000® Index

General Information
Listing: Ranking:

The warrants will not be listed on any securities exchange.

The warrants are our unsecured contractual obligations and rank pari passu with our other unsecured contractual obligations and with our unsecured and unsubordinated debt.

CUSIP: Minimum ticketing size: Tax consideration:

617475553

100 warrants

The warrants will be treated as a single financial contract that is an “open transaction” for U.S. federal income tax purposes.

Accordingly, the following U.S. federal income tax consequences will result.

•	A U.S. holder will not be required to recognize taxable income over the term of the warrants prior to maturity, other than pursuant to a sale or exchange.

•	Upon sale, exchange or settlement of the warrants at maturity, a U.S. holder will recognize capital gain or loss equal to the difference between the amount realized and the U.S. holder’s tax basis in the warrants. Such gain or loss will be long-term capital gain or loss if the investor has held the warrants for more than one year.

The discussion in this free writing prospectus supersedes the discussion under the section called “United States Federal Taxation” in the accompanying prospectus.

Warrant agent: Calculation agent: Use of proceeds and hedging:

The Bank of New York (as successor warrant agent to JPMorgan Chase Bank, N.A.)

Morgan Stanley & Co. Incorporated (“MS & Co.”)

The net proceeds we receive from the sale of the warrants will be used for general corporate purposes and, in part, in connection with hedging our obligations under the warrants through one or more of our subsidiaries.

On or prior to the pricing date, we, through our subsidiaries or others, intend to hedge our anticipated exposure in connection with the warrants by taking positions in the stocks underlying the SPX Index and the RTY Index, in futures or options contracts or exchange traded funds on the SPX Index and the RTY Index or their respective component securities listed on major securities markets, or positions in any other available securities or instruments that we may wish to use in connection with such hedging. We cannot give any assurance that our hedging activity will not affect the value of the SPX Index and the RTY Index, and, therefore, adversely affect whether the SPX Index outperforms the RTY Index, the value of the warrants or the payment that you will receive upon their exercise. For further information, see “Use of Proceeds and Hedging” in the accompanying preliminary prospectus supplement.

ERISA:	See “ERISA Matters for Pension Plans and Insurance Companies” in the accompanying preliminary prospectus supplement.

Contact:	You may contact your local Morgan Stanley branch office or our principal executive offices at 1585 Broadway, New York, New York, 10036 (telephone number (866) 477-4776 / (914) 225 7000)

This offering summary represents a summary of the terms and conditions of the warrants. We encourage you to read the preliminary prospectus supplement and prospectus related to this offering which can be accessed via the hyperlinks on the front page of this document.

June 2007	Page 5

Outperformance Call Warrants Expiring June 22, 2009
Based on the Performance of the S&P 500® Index
Over the Russell 2000® Index

How the Outperformance Call Warrants Work

How the cash settlement amount is calculated

The cash settlement amount at maturity will be calculated as follows:

The outperformance amount will equal:

Where:

And:

Where:

And:

June 2007	Page 6

Outperformance Call Warrants Expiring June 22, 2009
Based on the Performance of the S&P 500® Index
Over the Russell 2000® Index

Examples – Index Performance

The following examples assume a hypothetical purchase price of $8.50 per warrant and demonstrate the effect of different index performances on your investment return.

	Example 1	Example 2	Example 3
SPX Index Return:	15%	15%	10%
RTY Index Return:	5%	6.5%	5%
Outperformance Return:	10%	8.5%	5%
Outperformance Amount:	$10	$8.50	$5
Cash Settlement Amount:	$10	$8.50	$5
Return on hypothetical $8.50 purchase price:	17.65%	0%	-41%

	Example 4	Example 5	Example 6
SPX Index Return:	5%	-5%	-10%
RTY Index Return:	10%	-15%	-5%
Outperformance Return:	-5%	10%	-5%
Outperformance Amount:	-$5	$10	-$5
Cash Settlement Amount:	$0	$10	$0
Return on hypothetical $8.50 purchase price:	-100%	17.65%	-100%

In Example 1, the SPX Index has increased 15% and the RTY Index has increased 5%. This means the outperformance return is 10% (representing the difference between the performance of the SPX Index and the performance of the RTY Index). The cash settlement amount is therefore $10 ($100 times 0.10), which represents a 17.65% return on the hypothetical purchase price of $8.50. This return exceeds the outperformance return.

In Example 2, the SPX Index has increased 15% and the RTY Index has increased 6.5% . This means the outperformance return is 8.5% (representing the difference between the performance of the SPX Index and the performance of the RTY Index). The cash settlement amount is therefore $8.50 ($100 times 0.085), which represents a return of the hypothetical purchase price of $8.50. Accordingly, even though the SPX Index has increased over the term of the warrants, it has only outperformed the RTY Index to a degree sufficient for you to receive a cash settlement amount equal to the hypothetical purchase price. In this situation, you would not have received a return on your initial investment.

In Example 3, the SPX Index has increased 10% and the RTY Index has increased 5%. This means the outperformance return is 5% (representing the difference between the performance of the SPX Index and the performance of the RTY Index). The cash settlement amount is therefore $5 ($100 times 0.05), which represents a -41% return on the hypothetical purchase price of $8.50. Accordingly, even though the SPX Index has increased over the term of the warrants, it has not sufficiently outperformed the RTY Index for you to have received a cash settlement amount exceeding the hypothetical purchase price and you would have lost money on your initial investment.

In Example 4, the SPX Index has increased 5% and the RTY Index has increased 10%. This means the outperformance return is -5% (representing the difference between the performance of the SPX Index and the performance of the RTY Index). In this situation, the outperformance amount would be -$5 ($100

June 2007	Page 7

Outperformance Call Warrants Expiring June 22, 2009
Based on the Performance of the S&P 500® Index
Over the Russell 2000® Index

times -0.05) . As the outperformance amount is less than $0, the cash settlement amount will be $0. Accordingly, because the RTY Index has outperformed the SPX Index, you would not have received any cash settlement amount and you would have lost your entire initial investment.

In Example 5, the SPX Index has decreased 5% and the RTY Index has decreased 15%. Even though both indices have decreased over the term of the warrants, the outperformance return is 10% as the SPX Index has still outperformed the RTY Index. The cash settlement amount is therefore $10 ($100 times 0.10), which represents a 17.65% return on the hypothetical purchase price of $8.50.

In Example 6, the SPX Index has decreased 10% and the RTY Index has decreased 5%. This means the outperformance return is -5% (representing the difference between the performance of the SPX Index and the performance of the RTY Index). In this situation, the outperformance amount would be -$5 ($100 times -0.05) . As the outperformance amount is less than $0, the cash settlement amount will be $0. Accordingly, because the RTY Index has outperformed the SPX Index, you would not have received any cash settlement amount and would have lost your entire initial investment.

Examples – Outperformance Returns and Return on the Warrants

The following examples assume a hypothetical purchase price of $8.50 per warrant and demonstrate different outperformance returns and how these impact your return on the warrants. The annualized return on the warrant is based on annual compounding.

Outperformance	Cash Settlement	Gain/Loss on	Total Return on	Annualized Return
Return	Amount	Warrant	Warrant	on Warrant
16%	$16.00	$7.50	88.24%	37.20%
14%	$14.00	$5.50	64.71%	28.34%
12%	$12.00	$3.50	41.18%	18.82%
10%	$10.00	$1.50	17.65%	8.47%
8.50%	$8.50	$0.00	0.00%	0.00%
8%	$8.00	-$0.50	-5.88%	-2.99%
6%	$6.00	-$2.50	-29.41%	-15.98%
4%	$4.00	-$4.50	-52.94%	-31.40%
2%	$2.00	-$6.50	-76.47%	-51.49%
0%	$0.00	-$8.50	-100.00%	-100.00%
-2%	$0.00	-$8.50	-100.00%	-100.00%
-4%	$0.00	-$8.50	-100.00%	-100.00%

June 2007	Page 8

Outperformance Call Warrants Expiring June 22, 2009
Based on the Performance of the S&P 500® Index
Over the Russell 2000® Index

Risk Factors

The warrants are financial instruments that are suitable only for investors who are capable of understanding the complexities and risks specific to the warrants. Accordingly, investors should consult their own financial and legal advisors as to the risks entailed by an investment in the warrants and the suitability of such warrants in light of the investor’s particular circumstances.

The following is a non-exhaustive list of certain key risk factors for investors in the warrants. For a complete list of risk factors, please see the accompanying preliminary prospectus supplement.

Structure Specific Risk Factors
■	No guaranteed return of purchase price. You will receive a cash settlement amount greater than zero only if the SPX Index outperforms the RTY Index over the term of the warrants. If the SPX Index does not outperform the RTY Index by at least 8.25% to 8.75%, you will not recover the purchase price of the warrants. If the SPX Index does not outperform the RTY Index over the term of the warrants, you will lose your entire investment in the warrants.
■	The cash settlement amount is based on the outperformance of the SPX Index over the RTY Index. The cash settlement amount is based on the outperformance, if any, of the SPX Index over the RTY Index as of the expiration date. Accordingly, the SPX Index must increase over the term of the warrants by a greater percentage (or, if the RTY Index and the SPX Index both decrease, decrease by a lower percentage) than the percentage increase (or decrease, if applicable) of the RTY Index. If the RTY Index outperforms the SPX Index, you will lose your entire initial investment even if the SPX Index has increased over the term of the warrants.
■	The warrants are suitable only for investors with options-approved accounts. You will not be able to purchase the warrants unless you have an options-approved brokerage account. Warrants are not suitable for any investors who cannot sustain a total loss of their investment. You should be prepared to sustain a total loss of the purchase price of your warrants.
Before making any investment in the warrants, it is important that a prospective investor become informed about and understand the nature of the warrants in general, the specific terms of the warrants and the nature of the SPX Index, the RTY Index and the relative performance of the two indices. An investor should understand the consequences of liquidating his investment in a warrant by allowing it to be automatically exercised on the expiration date as opposed to selling it.
■	The warrants will be automatically exercised on the expiration date. The warrants will be automatically exercised on the expiration date. Neither you nor we can exercise the warrants at any time prior to the expiration date. Accordingly, unless you sell the warrants prior to the expiration date, you will not be able to capture any outperformance of the SPX Index over the RTY Index as measured at any point in time prior to the expiration date. Even if the SPX Index has outperformed the RTY Index prior to the expiration date, if SPX Index has not outperformed the RTY Index as of the expiration date, you will lose your entire investment in the warrants. Further, you do not have a choice as to whether the warrants will be automatically exercised on the expiration date. Accordingly, if the SPX Index has not outperformed the RTY Index as of the expiration date, you will not have the option to cancel your investment or otherwise seek a return of the purchase price.
■	The expiration date may be postponed. If the calculation agent determines that a market disruption event with respect to either the SPX Index or the RTY Index has occurred and is continuing on the expiration date, or if such date is not an index business day for the SPX Index or the RTY Index, then the expiration date for such affected index will be postponed to the next index business day for such index on which there is no market disruption event.

June 2007	Page 9

Outperformance Call Warrants Expiring June 22, 2009
Based on the Performance of the S&P 500® Index
Over the Russell 2000® Index

■	Risks related to index outperformance warrants. Investment decisions relating to index outperformance warrants require the investor to predict the direction of movements in the underlying indices as well as the relative amount and timing of those movements. Index outperformance warrants may change substantially in value, or lose all of their value, with relatively small movements in the underlying indices, particularly if the outperformance index (in the case of these warrants, the SPX Index) decreases at a time when the base index (in the case of these warrants, the RTY Index) is increasing. Moreover, an index outperformance warrant is a “wasting asset” in that in the absence of offsetting factors, such as an increase in the performance of the outperformance index relative to the base index, the market value of an index outperformance warrant will tend to decrease over time and the warrant will have no market value after the time for exercise has expired. Accordingly, the warrants involve a high degree of risk and are not appropriate for every investor. As such, investors who are considering purchasing the warrants must be able to understand and bear the risk of a speculative investment in the warrants and be experienced with respect to options and option transactions and understand the risks of index transactions. Such investors should reach an investment decision only after careful consideration, with their advisers, of the suitability of the warrants in light of their particular financial circumstances and the information set forth in this prospectus supplement and in the prospectus.
The warrants share many of the risks of standardized options but, unlike standardized options, they are backed only by our credit (and not that of The Options Clearing Corporation). The warrants contain their own terms and conditions, which may differ from those of other warrants, even other outperformance warrants on the SPX Index and the RTY Index or other warrants issued by us.
■	Investing in the warrants is not equivalent to investing in the SPX Index or the RTY Index. Investing in the warrants is not equivalent to investing in the SPX Index or the RTY Index or their respective component stocks or in an equity-linked note based on the outperformance of the SPX Index over the RTY Index. If the SPX Index sufficiently outperforms the RTY Index over the term of the warrants, you will receive a percentage return on the original purchase price of the warrants that is greater than the simple outperformance of the SPX Index over the RTY Index, if any. However, unlike a direct investment in the SPX Index or the RTY Index, if the SPX Index does not outperform the RTY Index, you will lose your entire investment in the warrants, even if the SPX Index appreciates over the term of the warrants.
Index Specific Risks Factors
■	Adjustments to the SPX Index or the RTY Index could adversely affect the value of the warrants. S&P or Frank Russell Company may discontinue or suspend calculation or publication of the SPX Index or the RTY Index, respectively, at any time. In these circumstances, MS & Co., as the calculation agent, will have the sole discretion to substitute a successor index that is comparable to the discontinued index. MS & Co. could have an economic interest that is different than that of investors in the warrants insofar as, for example, MS & Co. is not precluded from considering indices that are calculated and published by MS & Co. or any of its affiliates. If MS & Co. determines that there is no appropriate successor index on the expiration date, the payout on the warrants on the will be an amount based on the closing prices of the stocks underlying the SPX Index or the RTY Index at the time of such discontinuance, without rebalancing or substitution, computed by MS & Co. as calculation agent in accordance with the formula for calculating the SPX Index or the RTY Index last in effect prior to such discontinuance.
■	You have no shareholder rights. As an investor in the warrants, you will not have voting rights, the right to receive dividends or other distributions or any other rights with respect to the stocks that underlie the SPX Index or the RTY Index.

June 2007	Page 10

Outperformance Call Warrants Expiring June 22, 2009
Based on the Performance of the S&P 500® Index
Over the Russell 2000® Index

Secondary Market Specific Risk Factors

■	Market price influenced by many unpredictable factors. If the warrants could be exercised as of the date of the prospectus supplement, they would have a cash settlement amount of zero, although we expect their purchase price to be between $8.25 to $8.75. The theoretical cash settlement amount at any time prior to expiration is typically expected to be less than the warrants’ market price at that time. The difference between the market price and the cash settlement amount will reflect a number of factors, including the “time value” for the warrants, and the supply and demand for the warrants. The “time value” of the warrants will depend upon the length of the period remaining until expiration of the warrants. Several factors, many of which are beyond our control, will influence the market price of the warrants, including: the value and performance of the SPX Index and the RTY Index at any time, and in particular, whether the SPX Index is outperforming the RTY Index; changes in the volatility (frequency and magnitude of changes in values) of the SPX Index and the RTY Index; interest and yield rates in the market; geopolitical conditions and economic, financial, political and regulatory or judicial events that affect the respective stocks underlying the SPX Index and the RTY Index or stock markets generally and that may affect the closing values of the SPX Index and the RTY Index on the expiration date; the time remaining until the expiration of the warrants; the dividend rate on the respective stocks underlying the SPX Index and the RTY Index; and our creditworthiness. Some or all of these factors will influence the price that you will receive if you sell your warrants prior to exercise.
■	Secondary trading may be limited. The warrants will not be listed on any securities exchange. There may be little or no secondary market for the warrants. MS & Co. currently intends to act as a market maker for the warrants, but it is not required to do so. If at any time MS & Co. were to cease acting as a market maker, it is likely that there would be significantly less liquidity in the secondary market, in which case the price at which you would be able to sell your warrants would likely be lower than if an active market existed.
■	Inclusion of commissions and projected profit from hedging in the purchase price is likely to adversely affect secondary market prices. Assuming no change in market conditions or any other relevant factors, the price, if any, at which MS & Co. is willing to purchase warrants in secondary market transactions will likely be lower than the original purchase price, since the original purchase price included, and secondary market prices are likely to exclude, commissions paid with respect to the warrants, as well as the projected profit included in the cost of hedging our obligations under the warrants. In addition, any such prices may differ from values determined by pricing models used by MS & Co., as a result of dealer discounts, mark-ups or other transaction costs.
■	Hedging and trading activity could potentially affect the value of the warrants. We expect that MS & Co. and other affiliates will carry out hedging activities related to the warrants (and possibly to other instruments linked to the SPX Index or the RTY Index or their respective component stocks), including trading in the respective stocks underlying the SPX Index or the RTY Index as well as in other instruments related to the SPX Index or the RTY Index. Any of these hedging or trading activities on or prior to the pricing date could potentially increase the SPX Index initial value and/or the RTY Index initial value and, therefore, affect the starting point for assessing the relative performance of the SPX Index and the RTY Index over the term of the warrants. Additionally, such hedging or trading activities during the term of the warrants could potentially affect the relative performance of the SPX Index and the RTY Index on the expiration date and, accordingly, the cash settlement amount, if any, that you will receive upon automatic exercise.

June 2007	Page 11

Outperformance Call Warrants Expiring June 22, 2009
Based on the Performance of the S&P 500® Index
Over the Russell 2000® Index

Other Risk Factors

■	Economic interests of the calculation agent and other affiliates of ours may be potentially adverse to the investors. As calculation agent, MS & Co. will determine the SPX Index initial value, the RTY Index initial value, SPX Index final value, the RTY Index final value, the outperformance return and the outperformance amount, if any, and calculate the cash settlement amount, if any, that you will receive upon automatic exercise on the expiration date. Determinations made by MS & Co., in its capacity as calculation agent, including with respect to the occurrence or non-occurrence of market disruption events and the selection of a successor index or calculation of any index closing values in the event of a discontinuance of the SPX Index or the RTY Index, may affect the payout to you on the settlement date.

June 2007	Page 12

Outperformance Call Warrants Expiring June 22, 2009
Based on the Performance of the S&P 500® Index
Over the Russell 2000® Index

Information About the Indices

The SPX Index

The SPX Index, which is calculated, maintained and published by Standard & Poor’s® Corporation, consists of 500 component stocks selected to provide a performance benchmark for the U.S. equity markets. The calculation of the SPX Index is based on the relative value of the float adjusted aggregate market capitalization of the 500 component companies as of a particular time as compared to the aggregate average market capitalization of the 500 similar companies during the base period of the years 1941 through 1943.

The RTY Index

The RTY Index, which is calculated, maintained and published by the Frank Russell Company, is a capitalization weighted index designed to track the performance of the small capitalization segment of the U.S. equity market. The RTY Index measures the composite price performance of the smallest 2,000 companies (incorporated in the U.S. and its territories) included in the Russell 3000® Index and represents a small portion of the total market capitalization of the Russell 3000® Index. The Russell 3000® Index is composed of the 3,000 largest U.S. companies as determined by market capitalization and represents approximately 98% of the U.S. equity market.

Historical Information

The following tables sets forth the high and low closing values, as well as end-of-quarter closing values, of the SPX Index and the RTY Index for each quarter in the period from January 1, 2002 through June 12, 2007. On June 12, 2007, the index closing value of the SPX Index was 1,493.00 and the index closing value of the RTY Index was 821.72. We obtained the information in the table below from Bloomberg Financial Markets, without independent verification. The historical values of the SPX Index and the RTY Index should not be taken as an indication of future performance, and no assurance can be given as to the level of the SPX Index and the RTY Index on the expiration date. We cannot give you any assurance that the performance of the SPX Index over the term of the warrants will be greater than the performance of the RTY Index so that you will receive cash settlement amount greater than zero upon automatic exercise of your warrants.

SPX Index	High	Low	Period End
2002
First Quarter	1,172.51	1,080.17	1,147.39
Second Quarter	1,146.54	973.53	989.82
Third Quarter	989.03	797.70	815.28
Fourth Quarter	938.87	776.76	879.82
2003
First Quarter	931.66	800.73	848.18
Second Quarter	1,011.66	858.48	974.50
Third Quarter	1,039.58	965.46	995.97
Fourth Quarter	1,111.92	1,018.22	1,111.92
2004
First Quarter	1,157.76	1,091.33	1,126.21
Second Quarter	1,150.57	1,084.10	1,140.84
Third Quarter	1,129.30	1,063.23	1,114.58
Fourth Quarter	1,213.55	1,094.81	1,211.92
2005

June 2007	Page 13

Outperformance Call Warrants Expiring June 22, 2009
Based on the Performance of the S&P 500® Index
Over the Russell 2000® Index

SPX Index	High	Low	Period End
First Quarter	1,225.31	1,163.75	1,180.59
Second Quarter	1,216.96	1,137.50	1,191.33
Third Quarter	1,245.04	1,194.44	1,228.81
Fourth Quarter	1,272.74	1,176.84	1,248.29
2006
First Quarter	1,307.25	1,254.78	1,294.83
Second Quarter	1,325.76	1,223.69	1,270.20
Third Quarter	1,339.15	1,234.49	1,335.85
Fourth Quarter	1,427.09	1,331.32	1,418.30
2007
First Quarter	1,459.68	1,374.12	1,420.86
Second Quarter (through June 12, 2007)	1,539.18	1,424.55	1,493.00

RTY Index	High	Low	Period End
2002
First Quarter	506.46	458.40	506.46
Second Quarter	522.95	452.45	462.65
Third Quarter	447.73	356.58	362.27
Fourth Quarter	410.24	327.04	383.09
2003
First Quarter	398.45	345.94	364.54
Second Quarter	458.01	368.69	448.30
Third Quarter	520.20	449.17	487.68
Fourth Quarter	565.47	500.32	556.91
2004
First Quarter	601.50	557.63	590.31
Second Quarter	606.39	535.34	591.52
Third Quarter	582.72	517.10	572.94
Fourth Quarter	654.57	564.88	651.57
2005
First Quarter	644.95	604.53	615.07
Second Quarter	644.19	575.02	639.66
Third Quarter	688.51	643.04	667.80
Fourth Quarter	690.57	621.57	673.22
2006
First Quarter	765.14	684.05	765.14
Second Quarter	781.83	672.72	724.67
Third Quarter	734.48	671.94	725.59
Fourth Quarter	797.73	718.35	787.66
2007
First Quarter	829.44	760.06	800.71
Second Quarter (through June 12, 2007)	855.09	803.22	821.72

June 2007	Page 14